FOR immediate RELEASE                     Contact:   Tim Quast
May 15, 2002                                         Investor Relations Manager
                                                      (916) 786-1799


                     SureWest Explores WINFIRST acquisition

(Roseville, California) - SureWest Communications (NASDAQ:SURW) announced today that it is exploring a possible acquisition of all or a portion of the businesses operated by Western Integrated Networks, Inc. ("WIN"), which operates primarily under the "WinFirst" name.

WIN's parent company and certain affiliates filed for Chapter 11 bankruptcy protection in United States Bankruptcy Court in Denver, Colorado on March 11, 2002. WIN's primary operating affiliate provides combinations of high-speed voice, data and video services in portions of the Sacramento, California metropolitan area.

Brian Strom, President and CEO of SureWest, said "WIN provides broadband services to customers in and adjacent to our service area where we already have fiber in proximity to most households we serve. While our interest is preliminary at this point, our strategy is to leverage our network architecture to become the dominant integrated communications provider in the Sacramento region."

About SureWest Communications

SureWest Communications and its family of companies, including Roseville Telephone Company, SureWest Wireless, SureWest Broadband, SureWest Internet, SureWest Directories and SureWest Long Distance, create value for customers and shareholders through an integrated network of highly reliable advanced communications products and services with unsurpassed customer care. The company's principal operating subsidiary, Roseville Telephone Company, is California's third largest telecommunications company, and has provided telecommunications services for nearly 90 years as the Incumbent Local Exchange Carrier (ILEC) to the communities of Roseville, Citrus Heights, Granite Bay, Antelope and parts of Rocklin. The company, through its Competitive Local Exchange Carrier (CLEC) and subsidiaries, is licensed to provide fiber optics, 39 GHz wireless, PCS wireless, DSL, high-speed Internet access and data
transport.   For   more   information,   visit   the   SureWest   web   site  at
www.surewest.com.

Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in competition in markets in which the company operates, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation and unanticipated changes in the growth of the company's emerging businesses, including the PCS, Internet and CLEC operating entities.


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